Exhibit 99.1

INC Research Announces Transition of CEO Role from Jamie Macdonald to COO Alistair Macdonald Effective Oct. 1, 2016

RALEIGH, N.C., July 28, 2016 (GLOBE NEWSWIRE) — INC Research Holdings, Inc. (Nasdaq:INCR), a leading, global Phase I to IV contract research organization, today announced that Chief Executive Officer Jamie Macdonald will transition his role as CEO of the Company effective Oct.1, 2016, to INC Research’s current President and COO Alistair Macdonald. Mr. Alistair Macdonald, who has served as INC’s President and COO since January 2013 and held various other leadership roles at the Company since 2002, will become a member of the Company’s Board of Directors on Oct. 1. Mr. Jamie Macdonald will step down from the Board of Directors at that time and will continue as Vice Chairman to assist in the transition of his CEO responsibilities until Feb. 28, 2017, reporting to the Chairman of the Board of Directors.

“Alistair Macdonald brings strong leadership, a proven track record of success and strategic vision that we believe will guide the future growth and success of INC Research,” said David Norton, Chairman of the Board. “As COO, Alistair has demonstrated outstanding leadership in strengthening INC’s operations globally and we believe will drive increased opportunities for the Company. We’re delighted to have such a strong successor to Jamie.”

Mr. Norton also thanked Jamie Macdonald for leading INC Research as CEO since 2013. “Jamie has guided INC and been a strong partner to our Board over the last five years. During that time, he led the Company through its successful IPO in 2014 and subsequent strong operational and market performance, and has been a leader in every sense. Since Jamie became CEO in 2013, INC has delivered industry-leading growth and margins. We are delighted that Jamie will be working with Alistair and the Board to ensure a smooth transition.”

Jamie Macdonald added, “This year marks my 5th year anniversary with INC Research and it has been an exciting, rewarding and successful time. I committed to myself that I would re-evaluate my priorities at this time and am fortunate that INC has in place a strong internal leadership team and successor to allow me to do that. I am proud to have led the Company through a significant period of growth and look forward to assisting Alistair and the Board with the transition as Vice Chair.”

-more-

Mr. Norton continued, “We respect Jamie’s decision to step away at this time and commend his commitment to his family and community, and want to thank him for supporting Alistair and the Company through its transition.”

Commenting on his new role, Mr. Alistair Macdonald added, “I am pleased to be appointed CEO of INC Research and look forward to working with Jamie and the Board over the transition period to support all of INC’s stakeholders moving forward. We have a strong leadership team in place and I look forward to continuing to enhance INC’s position as a top-tier CRO providing global Phase I to Phase IV clinical development services. I want to personally thank Jamie for his leadership over the last five years.”

Prior to assuming his current role as COO, Alistair Macdonald was President, Clinical Development Services for INC Research. Alistair has more than 20 years’ of experience in the pharmaceutical industry and is based at the Company’s European Headquarters in Camberley, United Kingdom.

About INC Research

INC Research (Nasdaq: INCR) is a leading global contract research organization (“CRO”) providing the full range of Phase I to Phase IV clinical development services for the biopharmaceutical and medical device industries. Leveraging the breadth of our service offerings and the depth of our therapeutic expertise across multiple patient populations, INC Research connects customers, clinical research sites and patients to accelerate the delivery of new medicines to market. The Company was named “Best Contract Research Organization” in December 2015 by an independent panel for Scrip Intelligence, and ranked “Top CRO to Work With” among large global CROs in the 2015 CenterWatch Global Investigative Site Relationship Survey. INC Research is headquartered in Raleigh, NC, with operations across six continents and experience spanning more than 110 countries. For more information, please visit www.incresearch.com and connect with us on LinkedIn and Twitter @inc_research.

Except for historical information, all of the statements, expectations, and assumptions contained in this press release are forward-looking statements. Actual results might differ materially from those explicit or implicit in the forward-looking statements. Important factors that could cause actual results to differ materially include: reliance on key personnel; our Board and corporate governance transition as a relatively new public company that has recently lost its “controlled company” status; the costs and distraction of being

-more-

a public company; risks associated with our business; and the other risk factors set forth from time to time in our Form 10-K for the year ended December 31, 2015, Form 10-Q for the quarter ended June 30, 2016 and other SEC filings, copies of which are available free of charge on our website at www.incresearch.com. INC Research assumes no obligation and does not intend to update these forward-looking statements, except as required by law.

###

CONTACT:

Investor Relations Contact:

Ronnie Speight

Vice President, Investor Relations

Phone: +1 (919) 745-2745

Email: Investor.Relations@incresearch.com

Press/Media Contact:

Lori Dorer

Senior Director, Corporate Communications

Phone: +1 (513) 763-1380

Email: Corporate.Communications@incresearch.com